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                    June 1, 2020

       John W. Neppl
       Chief Financial Officer
       BUNGELTD
       1391 Timberlake Manor Parkway
       St. Louis, Missouri 63017

                                                        Re: Bunge Limited
                                                            Form 10-K for the
Year Ended December 31, 2019
                                                            Filed February 21,
2020
                                                            Form 8-K Filed
February 12, 2020
                                                            File No. 001-16625

       Dear Mr. Neppl:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing